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                                                             Exhibit 8(b)



                     FORM OF OPINION OF EDWARDS & ANGELL



                                  [ ], 1994



First Citizens Bancorp of Indiana
One Citizens Plaza
Anderson, Indiana 460l6

    Re:    FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF FIRST
           CITIZENS BANCORP OF INDIANA WITH AND INTO KEYCORP
           -------------------------------------------------

Ladies and Gentlemen:

    We have acted as special counsel to First Citizens Bancorp of Indiana ("First Citizens") in connection with the proposed Merger (the "Merger") of First Citizens with and into KeyCorp ("KeyCorp") pursuant to an Agreement and Plan of Merger dated as of June 30, 1994 (the "Merger Agreement") by and between First Citizens and KeyCorp, whereby upon consummation of the merger, the separate corporate existence of First Citizens will cease, KeyCorp will be the surviving corporation, and the shareholders of First Citizens will become shareholders of KeyCorp, as described more fully in the Registration Statement on Form S-4 of KeyCorp (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion (i) that the Merger of First Citizens and KeyCorp will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) as to certain other federal income tax consequences arising in connection with the Merger.

    In preparing this opinion, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering such opinion. The opinions expressed herein are based on the terms of the Merger as described in the Merger Agreement (including exhibits thereto), as well as on certain factual statements relating to the Merger and the transactions contemplated thereby set forth in the Registration Statement and on certain factual representations set forth below. Such representations have been made to us in representation letters from First Citizens and KeyCorp dated as of the date of this opinion letter.


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    The discussion and conclusions set forth below are based on the Code, the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance therefore can be given that the federal income tax consequences described below will not be altered in the future.

    Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Registration
Statement.

I.  PLAN OF REORGANIZATION

    A.     THE MERGER

    Subject to the terms and conditions of the Merger
Agreement, First Citizens will be merged with and into KeyCorp pursuant to the Merger Agreement, the separate existence of First Citizens will cease, and KeyCorp will be the surviving corporation in the Merger.

    At the Effective Time, each share of First Citizens Common Stock then issued and outstanding (other than treasury shares held by First Citizens or First Citizens Common Stock owned by KeyCorp for its own accounts) will cease to be outstanding and will be converted into the number of shares of KeyCorp Common Stock (carried out to four decimal places), with a par value of $1.00 each, determined by dividing $37.00 by the "Average Stock Price" (as defined below); provided, however, that (A) if the Average Stock Price calculated as aforesaid shall be less than or equal to $25.9000 per share, the Average Stock Price shall be deemed to be $25.9000, or (B) if the Average Stock Price calculated as described below shall be greater than or equal to $38.8500 per share, the Average Stock Price shall be deemed to be $38.8500 (the foregoing calculation shall be referred to hereinafter as the "Exchange Ratio"). The term "Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding (but not including) the Closing Date of the Merger (as defined in the Merger Agreement). The Exchange Ratio is subject to adjustment upon the occurrence of certain circumstances. Each share of KeyCorp Common Stock issued to First Citizens shareholders in the Merger will be accompanied by one Right to be evidenced by certificates for KeyCorp Common Stock under the Rights Agreement. Each Right represents the right to purchase one share of KeyCorp Common Stock upon the terms and conditions set forth in the Rights Agreement.

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    No fractional shares of KeyCorp Common Stock will be issued in the Merger, but, in lieu thereof, each holder of First Citizens Common Stock who otherwise would have been entitled to a fraction of a share of KeyCorp Common Stock, upon surrender of his or her certificates representing shares of First
Citizens Common Stock, will be paid the cash value (without interest) of such fraction, which will be equal to such fraction multiplied by the number of shares of KeyCorp Common Stock (carried out to four decimal places), with a par value of $1.00 each, determined pursuant to the Exchange Ratio.

    No conversion of First Citizens Common Stock into KeyCorp Common Stock shall be made with respect to any share of First Citizens Common Stock as to which a shareholder of First Citizens has properly elected to exercise any rights to dissent and obtain payment of the fair value of his or her shares under the Indiana General Corporation Act.

    Except in the event of termination of the Merger Agreement, each party to the Merger will pay its own costs and expenses incurred in connection with the Merger Agreement; provided, however, that KeyCorp shall pay the costs and expenses of printing and mailing the Prospectus/Proxy Statement, and all filing and other fees paid to the Securities and Exchange Commission or any other governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.

II.  REPRESENTATIONS

    In connection with our preparation of this opinion, we have with your permission and without investigation relied upon the following representations provided to us by First Citizens and
KeyCorp:

    1. There is no plan or intention by the stockholders of First Citizens to sell, exchange or otherwise dispose of a number of shares of KeyCorp Common Stock received in the Merger that would reduce the First Citizens stockholders' ownership of KeyCorp Common Stock to a number of such shares having a value, as of the Effective Time, of less than 50% of the value of all formerly outstanding stock of First Citizens as of the same date. For purposes of this representation, shares of First Citizens Common Stock exchanged for cash in lieu of fractional shares of KeyCorp Common Stock will be treated as outstanding First Citizens Common Stock on the date of the Merger. Moreover, shares of First Citizens Common Stock and shares of KeyCorp Common Stock received by First Citizens stockholders in the Merger and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are taken into account in making this representation.

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    2.     The payment of cash in lieu of fractional shares of
KeyCorp Common Stock is solely for the purpose of avoiding the expense and inconvenience to KeyCorp of issuing fractional shares and does not represent a separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the holders of First Citizens Common Stock instead of issuing fractional shares of KeyCorp Common Stock will be less than 1% of the total consideration that will be issued in the transaction to the holders of First Citizens Common Stock in exchange for their shares of First Citizens Common Stock. The fractional share interests of each holder of First Citizens Common Stock will be aggregated and no holder of First Citizens Common Stock will receive cash in an amount equal to or greater than the value of one full share of KeyCorp Common Stock.

    3. The liabilities of First Citizens assumed by KeyCorp and the liabilities to which the transferred assets of First
Citizens are subject have been incurred by First Citizens in the ordinary course of its business.

    4. KeyCorp has no plan or intention to reacquire any of the KeyCorp Common Stock issued in the Merger, except that from time to time KeyCorp does reacquire its own common stock in the open market or through a self-tender for general corporate purposes such as stock option exercises, dividend reinvestment requirements or acquisitions of businesses and business assets. There is no intention by KeyCorp to target the KeyCorp Common Stock issued to the stockholders of First Citizens in a manner different from all other stockholders of KeyCorp.

    5. As of the Effective Time, First Citizens has only one class of stock outstanding, the First Citizens Common Stock.

    6. There is no intercorporate indebtedness existing between First Citizens and KeyCorp that was issued, acquired, or will be settled at a discount.

    7. First Citizens is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

    8. As of the Effective Time of the Merger, the fair market value and the total adjusted basis of the assets of First Citizens transferred to KeyCorp will equal or exceed the sum of the liabilities assumed by KeyCorp plus the amount of liabilities, if any, to which the transferred assets are subject.

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    9.     First Citizens and the stockholders of First
Citizens will pay all of their own costs and expenses incurred in connection with the Merger, other than as noted above. Any costs or expenses properly attributable to First Citizens and paid by KeyCorp will be solely and directly related to the Merger and will be paid by having KeyCorp assume the liability for such costs or expenses. No payment of cash or other property will be made to First Citizens by any party.

    10. Following the Merger, KeyCorp will continue the historic business of First Citizens or use a significant portion of First Citizens' historic business assets in a business.

    11. KeyCorp has no plan or intention to sell, exchange or otherwise dispose of any of the assets of First Citizens acquired by KeyCorp in the Merger, except for dispositions made in the ordinary course of business.

III.  OPINION

                Based on the foregoing, it is our opinion that:

    1. The Merger of First Citizens into KeyCorp will constitute a reorganization within the meaning of section 368(a) of the Code, and for federal income tax purposes no gain or loss will be recognized by First Citizens or KeyCorp as a result of the Merger.

    2.     No gain or loss will be recognized by a First
Citizens stockholder (other than as a result of cash payments made in lieu of fractional shares) upon the exchange of his First Citizens Common Stock for KeyCorp Common Stock.

    3. The tax basis of the KeyCorp Common Stock received by a First Citizens stockholder who exchanges his First
Citizens Common Stock for KeyCorp Common Stock will be the same as such stockholder's tax basis in the First Citizens Common
Stock surrendered in exchange therefor (subject to any adjustments required by the receipt of cash in lieu of a fractional share interest of KeyCorp Common Stock).

    4. The holding period for federal income tax purposes of the KeyCorp Common Stock received by a First Citizens stockholder will include the period during which the First Citizens Common Stock, surrendered in exchange therefor was held (provided that such First Citizens Common Stock was held by such First Citizens stockholder as a capital asset at the Effective Time).

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    5.     Cash, if any, received by a First Citizens
stockholder in lieu of a fractional share interest of KeyCorp Common Stock will be treated as having been received in a distribution in full payment in exchange for the fractional share interest of KeyCorp Common Stock which he would otherwise be entitled to receive, and any gain or loss so recognized will qualify as capital gain or loss (assuming the First Citizens Common Stock was a capital asset in such stockholder's hands at the Effective Time).

    This opinion is furnished solely for the benefit of the addressee in connection with the transactions contemplated by the Merger Agreement and may not be relied upon by any other person or entity or for any other purpose without our prior written consent.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and Prospectus/Proxy Statement constituting a part thereof.

                                  Very truly yours,



                                  Edwards & Angell


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